SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

COGNEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

COGNEX CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 23, 2020

To our Shareholders:

The 2020 Annual Meeting of Shareholders of COGNEX CORPORATION will be held at 9:00 a.m. local time on Thursday, April 23, 2020, at Cognex’s headquarters located at One Vision Drive, Natick, Massachusetts 01760, for the following purposes:

1.	To elect three Directors to serve for a term of three years;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2020; and

3.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”).

In addition, we will consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on February 28, 2020 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY, OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Richard A. Morin, Secretary

Natick, Massachusetts

March 13, 2020

Important

Please note that due to security procedures, you may be required to show a form of picture identification to gain access to our headquarters. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

COGNEX CORPORATION

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING PROCEDURES

General

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation (“Cognex” or the “company”) for use at the 2020 Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Thursday, April 23, 2020, at our headquarters located at One Vision Drive, Natick, Massachusetts 01760, and at any adjournments or postponements of that meeting. Our telephone number is (508) 650-3000. At this meeting, shareholders will consider and vote on the following proposals:

1.	To elect three Directors to serve for a term of three years;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2020; and

3.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”).

The Board of Directors recommends that you vote your shares “FOR” each proposal. The Board knows of no other matters to be presented at this meeting.

This proxy statement is first being made available to our shareholders on or about March 13, 2020.

Voting Rights and Quorum

Shareholders of record at the close of business on February 28, 2020 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. As of the close of business on the Record Date, there were 172,787,148 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote. Our common stock is listed and trades on the NASDAQ Global Select Market.

The holders of a majority of our common stock outstanding on the Record Date are required to be present in person or be represented by proxy at the meeting to constitute a quorum for the transaction of business. Following the determination of a quorum, the vote required for approval of the matters to be considered at the meeting is as follows:

•

Nominees for Director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An incumbent director who does not receive more votes “for” than “against” his or her election will promptly offer to tender his or her resignation. The resignation would be considered by the Nominating and Corporate Governance Committee and acted upon by our Board of Directors (without participation by the incumbent Director who tendered his or her resignation) within 90 days of the election. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation in a Current Report on Form 8-K furnished to the U.S. Securities and Exchange Commission (the “SEC”).

•	Other matters presented at the meeting require the affirmative vote of a majority of votes cast on the matter.

Treatment of Abstentions and Broker Non-Votes

We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter. For the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. As a result, abstentions and broker non-votes, if any, will have no effect on the voting for Director elections, the ratification of the selection of our independent registered public accounting firm or the non-binding advisory proposal regarding executive compensation.

Voting Your Shares

If you received a paper copy of the proxy materials, you may vote your shares by submitting the proxy card accompanying the material for use at the meeting. Please complete, date, sign and submit the proxy card as instructed on the card. You may also vote your shares by telephone or via the Internet by following the instructions included on the proxy card or on the Notice of Internet Availability of Proxy Materials. The Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m. Eastern time on April 23, 2020.

The Board recommends an affirmative vote on all proposals described in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations as set forth in this proxy statement.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	Giving written notice of revocation of your proxy to the Secretary of Cognex;

•	Completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	Properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Voting in person at the meeting, although meeting attendance will not, by itself, revoke a proxy.

Expense of Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by delivery of these materials, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, email, fax and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals at our expense.

How to Obtain an Annual Report on Form 10-K

Our Annual Report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the SEC for our most recent fiscal year is available on our website at www.cognex.com under “Company—Investor Information—Financial Reports—SEC Filings.” Shareholders can send a written request to Investor Relations at Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760 or by email at IR@cognex.com and we will provide a printed copy to such person without charge.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may send only one copy of our proxy statement and annual report to multiple shareholders in the same household unless contrary instructions were received. To obtain a copy of either document, please contact Cognex Investor Relations at the mailing address or email address noted above. To receive a copy of either document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above mailing or email address.

Investor Contact

If you have any questions about the meeting or your ownership of our common stock, please contact Cognex Investor Relations at the above mailing or email address.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of the Record Date, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,179,799	(2)	9.9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	15,484,990	(3)	9.0%
The Bank of New York Mellon Corporation (and affiliates) 240 Greenwich Street New York, NY 10286	12,827,244	(4)	7.4%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	9,429,812	(5)	5.5%

(1)	Percentages are calculated on the basis of 172,787,148 shares of our common stock outstanding as of February 28, 2020.
(2)

Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock with the SEC on February 4, 2020, which indicates that BlackRock held sole voting power over 16,136,564 shares and sole dispositive power over 17,179,799 shares.

(3)

Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2020, which indicates that The Vanguard Group held sole voting power over 133,425 shares, shared voting power over 44,129 shares, sole dispositive power over 15,323,802 shares and shared dispositive power over 161,188 shares. Per the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 74,783 shares as a result of its serving as investment manager of collective trust accounts. Also, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 145,047 shares as a result of its serving as investment manager of Australian investment offerings.

(4)

Information regarding The Bank of New York Mellon Corporation is based solely upon a Schedule 13G filed by The Bank of New York Mellon Corporation with the SEC on February 3, 2020, which indicates that: The Bank of New York Mellon Corporation held sole voting power over 10,686,892 shares, shared voting power over 3,040 shares, sole dispositive power over 11,125,945 shares and shared dispositive power over 1,525,507 shares; and each of BNY Mellon IHC, LLC and MBC Investments Corporation held sole voting power over 9,614,818 shares, shared voting power of no shares, sole dispositive power over 10,215,657 shares and shared dispositive power over 1,517,924 shares.

(5)

Information regarding Brown Capital Management, LLC is based solely upon a Schedule 13G filed by Brown Capital Management with the SEC on February 14, 2020, which indicates that Brown Capital Management held sole voting power over 6,025,326 shares and sole dispositive power over 9,429,812 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of the Record Date, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

Name	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)
Robert J. Shillman	7,160,800	(3)	4.1%
Robert J. Willett	787,000		*
Anthony Sun	552,162		*
Theodor Krantz	158,400		*
Patrick A. Alias	145,250		*
Laura A. MacDonald	80,000		*
Sheila M. DiPalma	78,500		*
Eugene Banucci	73,900		*
Dianne M. Parrotte	35,900		*
Jerry A. Schneider	29,900		*
John J. Curran (4)	8,500		*
All Directors and Executive Officers as a group (11 persons)	9,110,312	(5)	5.2%

*	Less than 1%
(1)

Includes the following shares, which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 28, 2020: Dr. Shillman, 0 shares; Mr. Willett, 787,000 shares; Mr. Sun, 227,900 shares; Mr. Krantz, 122,900 shares; Mr. Alias, 145,250 shares; Ms. MacDonald, 80,000 shares; Ms. DiPalma, 78,500 shares; Dr. Banucci, 43,400 shares; Dr. Parrotte, 15,200 shares; and Mr. Schneider, 29,900 shares.

(2)

Percentages are calculated on the basis of 172,787,148 shares of our common stock outstanding as of February 28, 2020. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of February 28, 2020 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.

(3)	Includes 1,500,000 shares held in a charitable foundation and 5,660,800 shares held in trusts with respect to which Dr. Shillman serves as trustee.
(4)	Upon the mutual agreement of Cognex and Mr. Curran, Mr. Curran resigned from the company as Chief Financial Officer effective May 3, 2019.
(5)

Includes 1,530,050 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 28, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Our executive officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

On May 3, 2019, Dr. Parrotte purchased 1,000 shares of Cognex common stock for $48.75 per share, but a corresponding Form 4 was not filed. Therefore, Dr. Parrotte filed a Form 5 on February 12, 2020 disclosing the transaction in compliance with Section 16(a). With the exception of this one transaction, based solely on copies of reports of ownership and changes in ownership filed with the SEC, we believe that during fiscal year 2019, our executive officers, Directors and owners of greater than 10% of our common stock complied with the applicable Section 16(a) filing requirements.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to our Board of Directors and our employees, including our named executive officers. Pre-dating this code are our company’s ten corporate values, which include “integrity” and are the basis for ensuring that we maintain the highest ethical standards in all that we do. Copies of our company’s Code of Business Conduct and Ethics and ten corporate values are available on our website at www.cognex.com under “Company—Investor Information—Governance—Governance Documents.” We intend to disclose on our website any amendment to, or waiver of, any provision of this code applicable to our directors and named executive officers that would otherwise be required to be disclosed under the rules of the SEC or The NASDAQ Stock Market LLC (“Nasdaq”).

Director Independence

Our Board of Directors has determined that all of the Director nominees and incumbent Directors are “independent” as such term is defined in the applicable listing standards of Nasdaq, except for Robert J. Shillman and Robert J. Willett, who are executive officers of Cognex, and Patrick A. Alias, who is a non-executive employee of Cognex.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors were separated in March 2011. At that time, Mr. Willett was promoted to become our Chief Executive Officer. Dr. Shillman retained his position as Chairman of the Board of Directors.

Because Dr. Shillman continues to serve as an executive officer of Cognex, our Board has appointed Anthony Sun to serve in the role of Lead Independent Director. As Lead Independent Director, Mr. Sun presides at all meetings of our Board of Directors at which the Chairman is not present, and Mr. Sun chairs the executive sessions of independent Directors, who regularly meet in executive sessions at which only independent Directors are present. Mr. Sun may also provide input regarding meeting agendas and bear such further responsibilities as our Board may designate from time to time.

Our Board believes this leadership structure promotes unified leadership and direction for the Board and management that, together with having a Lead Independent Director, assists the Board in the administration of its risk oversight responsibilities.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal and regulatory, as well as strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company so that it can understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board. This enables the Board and its committees to coordinate the risk oversight role. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from our company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our cybersecurity, internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm significant risks and exposures and the steps management has taken to minimize those risks.

Policy on Pledging, Hedging and Trading of Cognex Stock

Our insider trading policy governs the timing and type of transactions in Cognex stock by our Board of Directors and certain Cognex employees who have regular access to material non-public information, including our executive officers. Among other provisions, the policy:

•	prohibits our Directors and any Cognex employee, including our executive officers, from engaging in short sales of Cognex stock (with violators subject to immediate termination);

•

prohibits our Directors and executive officers from trading in exchange-traded options for Cognex stock or any other derivative security designed to hedge or offset risk of a decline in the market value of Cognex stock; and

•	prohibits our Directors and executive officers from pledging Cognex stock as collateral for a loan without the approval of the Compensation/Stock Option Committee of the Board of Directors.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all letters and circulate them to the appropriate Director(s).

Board Meetings, Committees and Attendance

Our Board of Directors held ten meetings during 2019. During 2019, each Director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which such Director was a member. Our Directors are strongly encouraged to attend the annual meeting of shareholders or the special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors, except for Dr. Banucci, attended the 2019 Annual Meeting of Shareholders held on April 25, 2019.

The Board has three standing committees: the Compensation/Stock Option Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each committee acts according to a written charter approved by the Board. The charters are available on our website at www.cognex.com under “Company—Investor Information—Governance—Governance Documents.” Each Director who served on a Board committee during 2019 was “independent” as such term is defined in the applicable listing standards of Nasdaq and SEC rules. The agenda for committee meetings is determined by its Chairman in consultation with the other members of the committee and management. The Chairman reports the actions and determinations of the committee to the full Board on a regular basis.

The following table provides current committee membership information for each of the Board committees:

Name	Compensation/ Stock Option	Audit	Nominating and Corporate Governance
Eugene Banucci		X	*
Theodor Krantz	X	*
Dianne M. Parrotte	X
Jerry A. Schneider		X	X
Anthony Sun	*		X

*	Committee Chairman
X	Committee Member

Compensation/Stock Option Committee

In accordance with its written charter, the Compensation/Stock Option Committee:

•

Discharges the Board’s responsibilities relating to the compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	Oversees our overall compensation structure, policies and programs;

•	Administers our stock option and other equity-based plans;

•	Reviews and makes recommendations to the Board regarding the compensation of our Directors; and

•	Is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, other Cognex executives, and the Cognex Employee Services department support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and equity-based awards for each of our other executive officers. Our Chief Executive Officer also has been delegated the authority to approve stock options and other equity-based awards to non-executive employees of Cognex not to exceed 80,000 shares to any one individual in the aggregate per calendar year.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee typically does not retain compensation consultants, but may utilize independent third-party benchmarking surveys acquired by Cognex.

Committee meetings are regularly attended by our Chief Executive Officer, except when his compensation is being discussed, and may also include other executives at the invitation of the Committee. The Compensation/Stock Option Committee also meets in executive session as appropriate. The Compensation/Stock Option Committee met four times in 2019.

The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

Further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs is provided under the heading “Compensation Discussion and Analysis.”

Audit Committee

In accordance with its written charter, the Audit Committee’s general responsibilities include, among other things, the following:

•	Being directly responsible for the appointment, compensation, retention and termination, and oversight of the work of, Cognex’s independent registered public accounting firm;

•	Reviewing the qualifications, performance and independence of Cognex’s independent registered public accounting firm;

•	Reviewing our audited and unaudited financial statements;

•	Reviewing the adequacy and effectiveness of our internal control over financial reporting with management and our independent registered public accounting firm;

•	Reviewing and authorizing both audit and non-audit services to be provided to Cognex by its independent registered public accounting firm and related fees;

•	Reviewing and approving related party transactions; and

•	To the extent deemed necessary by the Audit Committee to carry out its responsibilities, engaging independent counsel and other advisors and determining the compensation payable to them.

For 2019, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee held five meetings during 2019.

The Board of Directors has determined that all members of the Audit Committee are financially literate, and that each of Messrs. Krantz and Schneider qualifies as an “audit committee financial expert” under the rules of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election as Directors at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines to assist and guide the Board in the exercise of its responsibilities, periodically reviewing these guidelines and recommending changes deemed appropriate, and coordinating any evaluations of the Board and its committees. The Nominating and Corporate Governance Committee met one time during 2019.

In 2017, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating and Corporate Governance Committee will include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating and Corporate Governance Committee will be required to abide by these guidelines.

In February 2020, the Nominating and Corporate Governance Committee met and recommended the Director nominees for election at the meeting. Incumbent Directors Patrick A. Alias, Theodor Krantz and Dianne M. Parrotte have been nominated for re-election to the Board.

Compensation/Stock Option Committee Interlocks and Insider Participation

During 2019, Mr. Krantz, Dr. Parrotte and Mr. Sun served on the Compensation/Stock Option Committee. No member of the Compensation/Stock Option Committee served as an officer or employee of Cognex or any of its subsidiaries, nor had any business relationship or affiliation with Cognex or any of its subsidiaries during 2019 other than his or her service as a Director.

Certain Relationships and Related Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. Under our Code of Business Conduct and Ethics, any transaction or relationship engaged in by our employees that reasonably could be expected to give rise to a conflict of interest should be reported promptly to our Compliance Officer, who may notify our Board of Directors or a committee thereof as he deems appropriate. Actual or potential conflicts of interest involving a Director or executive officer are required to be disclosed directly to the Chairman of our Board of Directors.

Director Nominees

When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment to be effective, with the other Directors and management, in collectively serving the long-term interests of our shareholders. Each nominee is expected to be personable and support our “Work Hard, Play Hard, Move Fast” culture. Further, each nominee is expected to have direct and significant experience in one or more industries or markets in which our company does, or plans to do, business, and/or significant senior-level management experience in functions or roles which are helpful to our company. This includes, for example, finance, accounting, legal, human resources, engineering, manufacturing, and sales and marketing.

In addition to the minimum qualifications set forth above, when considering potential candidates for our Board of Directors, the Nominating and Corporate Governance Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors, that the committees of the Board are comprised entirely of independent Directors, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules. The Nominating and Corporate Governance Committee may also consider any other standards that it deems appropriate.

The Nominating and Corporate Governance Committee and our Board seek the talents and backgrounds that would be most helpful to Cognex when selecting Director nominees. In particular, the Committee, when recommending Director candidates to the full Board for nomination, may consider whether a Director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

In 2017, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating and Corporate Governance Committee will include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating and Corporate Governance Committee will be required to abide by these guidelines.

At our 2020 Annual Meeting of Shareholders, Patrick A. Alias, Theodor Krantz and Dianne M. Parrotte have been nominated for re-election to the Board.

In practice, the Nominating and Corporate Governance Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating and Corporate Governance Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee did not receive any shareholder nominations for Director with respect to this meeting.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2021 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 13, 2020. These recommendations must include:

•	the name and address of record of the shareholder;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding ten full fiscal years of the proposed Director candidate;

•

a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications described above and any other criteria for Board membership approved by the Board from time to time;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•

the consent of the proposed Director candidate to be named in the proxy statement, to serve as a Director if elected at such meeting, and to give our company the authority to carry out a detailed and thorough investigation of his/her educational, professional, financial and personal history.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Shareholder Proposals.”

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight Directors and is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Patrick A. Alias, Theodor Krantz and Dianne M. Parrotte be elected to serve terms expiring at the 2023 Annual Meeting of Shareholders and in each case until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Biographical information including the key attributes and skills these director nominees bring to our Board are set forth below.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF PATRICK A. ALIAS, THEODOR KRANTZ AND DIANNE M. PARROTTE.

The persons named in the accompanying proxy will vote, unless a shareholder specifies otherwise, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each of the nominees, if elected, will serve as a Director. If any nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. Should our Board not recommend a substitute for any nominee, then the proxy will be voted for the election of the remaining nominees. There are no family relationships between any incumbent Director or Director nominee and any executive officer of Cognex or its subsidiaries.

Information Regarding Directors and Director Nominees

Set forth below is information furnished to us by the Director nominees and the incumbent Directors whose terms will continue after the meeting. The biographical description for each Director and Director nominee includes his or her age, all positions he or she holds with Cognex, his or her principal occupation and business experience over the past five years, and the names of other publicly held companies for which he or she currently serves as a director or has served during the past five years. It also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that the nominees should serve as a director of Cognex or, with respect to each Director who is not standing for election, that the Board would expect to consider if it were making a conclusion currently as to whether he or she should serve as a director.

We believe that all of our Directors have a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to Cognex and, to the extent applicable, our Board. Our Board does not currently evaluate whether incumbent Directors who are not standing for election should serve as directors, as the terms for which they were previously elected continue beyond the meeting.

Nominated for a term ending in 2023:

Patrick A. Alias, 74, has served as a director since 2001. Mr. Alias has served as Senior Vice President of Cognex since April 2005, and previously was Executive Vice President from 1991 through April 2005. Prior to joining Cognex, Mr. Alias spent more than 20 years in various high-technology management positions in Europe, Japan and the United States. He holds Master’s Degrees in Electronics, Mathematics and Economics, and is a graduate of Harvard Business School’s Advanced Management Program. During the past five years, Mr. Alias has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Mr. Alias’s qualifications for sitting on our Board of Directors include his four decades of experience working with high-technology companies, including nearly fifteen years as our company’s Executive Vice President of Worldwide Sales and Marketing, and his extensive management experience.

Theodor Krantz, 77, has served as a director since 2007. In 2018, Mr. Krantz retired after serving as Vice President and Chief Financial Officer of Airmar Technology Corporation since May 2011, where Mr. Krantz had previously served as President from 2000 to 2011. He was President, and later Chief Executive Officer, of Velcro Industries from 1984 to 1999. For more than 12 years, Mr. Krantz has been serving as a member of the Boards of Directors and Audit Committees of Hitchiner Manufacturing Company and Control Air, Inc. Mr. Krantz holds a B.A. from Princeton University, and an M.B.A. from Harvard University. We believe Mr. Krantz’s qualifications for sitting on our Board of Directors include his extensive executive leadership experience and his accounting and financial management expertise.

Dianne M. Parrotte, M.D., M.P.H., 70, has served as a director since 2018. Since 1995, Dr. Parrotte has been an independent consultant to corporations, law firms and insurance companies on human resource matters involving employee health and wellness. She was a trustee of the Shillman Foundation from March 2000 until her resignation in February 2018. From 1989 until 1995, Dr. Parrotte was chief in charge of occupational health at Bath Iron Works (later acquired by General Dynamics). From 1982 to 1988, she was the on-site medical director at Polaroid Corporation. Dr. Parrotte served as a Cognex director from 1981, at the time of the Company’s incorporation, to 1982. In addition to numerous certifications and licenses, Dr. Parrotte holds an M.P.H. from the Medical College of Wisconsin, an M.D. from the Boston University School of Medicine and a B.A. from Boston University. She also completed the Penn State Executive Program. During the past five years, Dr. Parrotte has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Dr. Parrotte’s qualifications for sitting on our Board of Directors include her experience with a wide range of human resource and organizational matters, as well as her significant knowledge of the history and culture of Cognex.

Serving a term ending in 2022:

Robert J. Shillman, 73, known to many as “Doctor Bob,” is the founder of Cognex. He has served as Chairman of the Board of Directors and as an executive officer of Cognex since the company’s founding in 1981. Dr. Shillman was Chief Executive Officer of Cognex from 1981 through March 2011, at which time, and upon his recommendation, Mr. Willett was promoted to fill that role. During the past five years, Dr. Shillman has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Dr. Shillman’s qualifications for sitting on our Board of Directors include his technical background leading to both a Master’s Degree and a Ph.D. in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology, his in-depth knowledge of AI technology and his 39 years of executive leadership experience building Cognex into one of the world’s largest and most successful companies specializing in machine vision.

Anthony Sun, 67, has served as a director since 1982. Mr. Sun served as a managing general partner and Chief Executive Officer of Venrock Associates, a venture capital partnership, from 1997 until his retirement in 2010. He began his tenure at Venrock in 1979 and was a general partner from 1980 to 1997. Mr. Sun also serves as a member of the Boards of Directors of several private companies. During the past five years, Mr. Sun has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Mr. Sun’s qualifications for sitting on our Board of Directors include his executive experience, his expertise in the high-technology industry, particularly having served as a member of the Board of Directors of more than a dozen public high-tech companies in the past, and the deep understanding of our company that he has acquired through service on our Board.

Robert J. Willett, 52, has served as a director and Chief Executive Officer of Cognex since 2011. Mr. Willett joined our company in 2008 as President of the Modular Vision Systems Division, and was promoted to President and Chief Operating Officer in 2010. He came to Cognex from Danaher Corporation, a diversified manufacturer of industrial controls and technologies, where he served as Vice President of Business Development and Innovation for the Product Identification Business Group and as President of Videojet Technologies, a leader in coding and marking products. Prior to that, Mr. Willett served as Chief Executive Officer of Willett International Ltd., a coding and marking company that was sold to Danaher and merged with Videojet. Mr. Willett currently serves as a director of Clean Harbors, Inc. (CLH), a publicly held company listed on the New York Stock Exchange. Mr. Willett holds a B.A. from Brown University, and an M.B.A. from Yale University. We believe Mr. Willett’s qualifications for sitting on our Board of Directors include his experience in the machine vision industry, his executive leadership experience and the knowledge of our company that he has acquired through his management roles.

Serving a term ending in 2021:

Eugene Banucci, 76, has served as a director since 2015. Dr. Banucci is the founder and former Chairman and Chief Executive Officer of ATMI, Inc. (ATMI), a publicly held company that was acquired by Entegris, Inc. (ENTG) in 2014. Dr. Banucci served as Chief Executive Officer of ATMI from its founding in 1986 until the beginning of 2005. Prior to starting ATMI, he held management positions at General Electric Company and American Cyanamid Company. Dr. Banucci has served on numerous boards; in particular, from 2003 through 2010, he was a member of the Board of Directors of Zygo Corporation (ZIGO), a publicly held company that was also acquired in 2014. He currently serves as Lead Director of Clean Harbors, Inc. (CLH), a publicly held company listed on the New York Stock Exchange. Dr. Banucci holds a B.A. in Chemistry from Beloit College and a Ph.D. in Organic Chemistry from Wayne State University. We believe Dr. Banucci’s qualifications for sitting on our Board of Directors include his experience in developing and managing high-technology companies and his participation in other public company boards.

Jerry A. Schneider, 72, has served as a director since 2016. Mr. Schneider has been an independent business and financial consultant since 2014. He was the former (2004 to 2013) Chief Financial Officer of Vistage International, a private equity-owned CEO peer-advisory membership company with over 20,000 members. Prior to Vistage, Mr. Schneider spent seven years at Fresenius Medical Care—North America (FMS), a global dialysis service and products company serving over 60,000 patients, where he served as CFO and later as Senior Vice President of Strategic Planning. Between 1994 and 1997, Mr. Schneider was the Executive Vice President and Chief Financial Officer of then publicly held GranCare, Inc. (GC), a healthcare company in the long-term care, assisted living and institutional pharmacy business. Mr. Schneider serves on several non-profit boards. During the past five years, he has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. Mr. Schneider received his Juris Doctor from Loyola Law School, and a B.S. in Accounting from the University of California at Berkeley. He is an inactive CPA and attorney in the State of California. We believe Mr. Schneider’s qualifications for sitting on our Board of Directors include his executive experience and his accounting, legal, financial management and business knowledge and expertise.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2019, other than Dr. Shillman and Mr. Willett. Details of Dr. Shillman’s and Mr. Willett’s compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.”

Director Compensation Table—2019

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation(3)	Total Compensation
Patrick A. Alias	$—	$662,340	$108,315	$770,655
Eugene Banucci	$63,750	$492,024	$—	$555,774
Theodor Krantz	$65,400	$492,024	$—	$557,424
Dianne M. Parrotte	$56,350	$674,199	$—	$730,549
Jerry A. Schneider	$57,650	$492,024	$—	$549,674
Anthony Sun	$55,800	$492,024	$—	$547,824

(1)

In 2019, each Director other than Dr. Shillman and Mr. Willett was granted options to purchase 26,000 shares of our common stock at an exercise price of $51.49 per share on February 19, 2019 (except that Mr. Alias was granted options to purchase 35,000 shares). These options have a ten-year life and began vesting in five equal annual installments on February 19, 2020. In addition, also on February 19, 2019, Dr. Parrotte received a grant of options to purchase 10,000 shares of our common stock at an exercise price of $51.49 to further compensate Dr. Parrotte for joining the Board in 2018. In 2018, the Board granted Dr. Parrotte options to purchase 30,000 shares of our common stock for joining the Board instead of the typical 40,000 options for new directors. The additional 10,000 options were meant to compensate Dr. Parrotte for what other new directors typically receive. These additional options have a ten-year life and began vesting in four equal annual installments on May 2, 2019 (commensurate with Dr. Parrotte’s initial grant of 30,000 options). Amounts listed in this column represent the aggregate grant date fair value of options granted but disregarding estimated forfeitures for this purpose. The methodology and assumptions used to calculate the grant date fair value are described in Note 16, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. See also the information under the heading “Director Compensation—Elements of Director Compensation.”

(2)

Each Director, other than Dr. Shillman and Mr. Willett, had the following unexercised options outstanding at December 31, 2019: Mr. Alias, options to purchase 202,500 shares; Dr. Banucci, options to purchase 78,500 shares; Mr. Krantz, options to purchase 158,000 shares; Dr. Parrotte, options to purchase 66,000 shares; Mr. Schneider, options to purchase 85,000 shares; and Mr. Sun, options to purchase 263,000 shares. The Directors listed above did not forfeit any stock option grants in 2019.

(3)

Amounts listed in this column for Mr. Alias include his salary of $93,960, which was earned by Mr. Alias during 2019 in his capacity as a non-executive employee of Cognex, medical expense reimbursements of $1,770, a one-time cash payment of $10,800 representing accrued but unused vacation as of December 31, 2018, which was paid in 2019 following Cognex’s adoption of a new paid time off policy, as well as life insurance premiums of $1,785, which all Cognex employees are eligible to receive.

Elements of Director Compensation

The following table sets forth the elements of compensation in 2019 for our non-employee directors for their service on our Board of Directors and its committees. Dr. Shillman and Mr. Willett, both of whom are executive officers of Cognex, receive no compensation to serve on our Board, and Mr. Alias, who is a non-executive employee of Cognex, receives no additional cash compensation for his service on the Board.

Type of Fee	Board of Directors	Compensation/Stock Option Committee(1)	Audit Committee(1)	Nominating and Corporate Governance Committee(2)
Annual cash retainer	$13,500	$2,500	$6,000	$600
Meeting fee	$6,500	$—	$2,000	$—
Telephonic meeting fee	$600	$600	$600	$—
Annual Chairman fee	$—	$—	$5,250	$—

(1)

A fee for attending a committee meeting is paid if the meeting is not held in conjunction with a regular Board meeting, or for participation in discussions that are beyond the scope covered by the annual cash retainer.

(2)	An additional fee may be paid to members of this committee from time to time in connection with evaluation of director candidates.

In 2019, each Director (other than Dr. Shillman and Mr. Willett) also received a grant of options to purchase shares of our common stock in consideration for serving on our Board. Mr. Alias was granted additional options to purchase shares as compensation for his services as an employee of Cognex. Option grant amounts, exercise prices and vesting schedules are detailed in the Director Compensation Table—2019 under the heading “Director Compensation.” Options granted to our Directors have a ten-year term and have an exercise price equal to the closing price of our common stock as reported by Nasdaq on the date of grant.

COMPENSATION POLICIES AND PROCEDURES

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to continue increasing shareholder value.

In addition to salary, total compensation may include overtime pay, commissions, equity-based awards and potential bonuses depending on the employee’s job and level within Cognex. It also includes benefits consistent with our “Work Hard, Play Hard, Move Fast” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which reward our top performers, and Perseverance Awards, which reward employee longevity, commitment and loyalty. Other benefits available to all employees include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee oversees the compensation program for all Cognex employees. The Committee has discussed the concept of risk as it relates to our compensation program and does not believe that our compensation program is structured to encourage excessive or inappropriate risk taking for the following reasons:

•

Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of the performance of our company or stock price. The variable portion (i.e., annual company bonus, sales commissions and equity-based awards) is based upon individual, company and stock price performance. This mix of compensation is designed to motivate our employees, including our named executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•

For the variable portion of compensation, the company bonus is an annual program and is focused on profitability, while the equity award program generally has a three or five year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. For example, focusing solely on profitability would be detrimental to our company over the long term, ultimately harming our stock price and the value of equity-based awards, such as stock options and restricted stock units.

In addition, we prohibit all hedging transactions involving Cognex stock by our Board of Directors and certain employees who have regular access to material non-public information, including our named executive officers, so that they cannot insulate themselves from the effects of poor stock performance. Further, any Cognex employee engaged in short sales of Cognex stock is subject to immediate termination.

•

In order for any employee to be eligible for a company bonus, Cognex must first achieve certain financial goals that are established annually by the Compensation/Stock Option Committee related to our consolidated operating income as a percentage of revenue (we refer to this metric as “operating margin”). We believe that focusing on profitability rather than other measures encourages a balanced approach to performance and emphasizes consistent behavior across the organization.

•

Our annual bonus program is capped for each employee at director level and above, which includes our named executive officers, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating margin target.

•	Our annual bonus program has been structured around attaining a certain level of profitability for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

•

The calculation of our operating margin target is defined annually by our Compensation/Stock Option Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers. We have a Code of Business Conduct and Ethics that covers, among other things, accuracy of books and records. And, pre-dating this code is our company’s ten corporate values, which include “integrity” and are the basis for ensuring we maintain the highest ethical standards in all that we do.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We maintain a performance-based compensation philosophy. The compensation program for our named executive officers utilizes a combination of base salaries, annual bonuses and stock option awards. We target paying our named executive officers a base salary that is in the mid-range of benchmarks from Radford’s Global Technology Survey, which includes executive compensation levels across a wide spectrum of technology sector companies comparable in revenue size; we establish a potential annual bonus that is market competitive and linked to individual and company performance objectives; and we grant stock options in a manner that aligns the interests of our named executive officers with those of our shareholders.

Total compensation for our named executive officers also includes other benefits that are available to Cognex employees generally. This includes Perseverance Awards (which reward employee longevity, commitment and loyalty), company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee, which consists entirely of independent directors, reviews and approves compensation for our named executive officers, using its judgment and experience in determining the mix of compensation. The Committee views salary and bonuses as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards as a reward for increasing shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee also believes that our equity award program is instrumental to our ability to recruit, retain and motivate our high caliber employees.

Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically occurs at the end of the prior fiscal year.

Say-on-Pay Feedback from Shareholders

At our 2019 Annual Meeting of Shareholders, approximately 92% of the votes cast on the say-on-pay proposal were in favor of the approval of the compensation of our named executive officers, with approximately 8% of the votes cast against such proposal. The Compensation/Stock Option Committee believes that this shareholder vote endorses the compensation philosophy of our company, and the Compensation/Stock Option Committee did not make any changes to our executive compensation program for 2019 as a result of the say-on-pay vote by our shareholders. Based on the voting results at our 2017 Annual Meeting, and consistent with the recommendation of the Board of Directors, we will continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of the say-on-pay vote, which we expect will occur at our 2023 Annual Meeting of Shareholders.

2019 Business Results

Cognex revenue and profitability declined in 2019 due to delayed and reduced spending by customers in the company’s two largest markets (consumer electronics and automotive) amid what we saw as weaker general manufacturing confidence and heightened uncertainty around global trade. Partially offsetting the shortfall was growth in logistics, a market that is in the early stages of adopting machine vision. Also, revenue nearly doubled from deep learning, an emerging technology that is expanding the boundaries of what machine vision can do. Following market acceptance of our deep learning techniques, we further advanced our leadership in this area with the Q4-2019 acquisition of Korea-based deep learning developer, Sualab Co., Ltd.

In 2019, we continued to focus on the long term, investing in research, development and engineering (RD&E) and in our sales organization, as well as the processes and systems needed to support our business in the coming years. In 2019, we invested roughly 16% of our annual revenue or $119 million on RD&E. Furthermore, we spent about $62 million to repurchase our common stock and paid out about $35 million in dividends to shareholders.

Our achievements in 2019, in spite of the economic and industry environment, reflect the hard work and dedication of our employees, who we refer to as “Cognoids,” around the world and the entrepreneurial spirit that is an integral part of our corporate culture. We believe that our investments in them, including employee stock options and restricted stock units, have contributed to our success, and that the loyalty of our people, and their unique sense of company pride and ownership, help to fuel our growth.

Compensation Program Highlights

Our executive compensation program is designed to be largely performance-based with base salary providing a steady income and the annual company bonus and stock option awards based upon individual, company and stock price performance. In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	The levels of responsibility associated with each executive’s position;

•	The past performance of the individual executive;

•	The extent to which individual, departmental and company-wide goals have been met;

•	The overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions;

•	The recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and stock option grants for those executive officers that report to him; and

•	The outcome of advisory shareholder votes on executive compensation (commonly known as “say-on-pay” proposals).

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements. Beginning in 2018, U.S. tax legislation has impacted the company’s ability to deduct annual compensation in excess of $1 million for anyone who served as a named executive officer in any year after 2016. The Compensation/Stock Option Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Neither Cognex nor the Compensation/Stock Option Committee typically uses compensation consultants other than independent third-party benchmarking surveys of annual compensation paid by companies in the high-technology industry, such as the Global Technology Survey described above.

Base Salary

In determining the base salaries paid to our named executive officers for fiscal year 2019, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2019 was made based on the following criteria:

•

Radford’s Global Technology Survey of annual compensation paid by companies in the high-technology industry that have between $750 million and $1 billion of annual revenue, with our named executive officers’ salaries in 2019 falling below the 50th percentile of their respective positions;

•	The levels of responsibility associated with each executive’s position;

•	The past performance of the individual employee; and

•	The increase in salary levels approved by our Board of Directors in the fourth quarter of 2018 in conjunction with its approval of our annual budget for fiscal year 2019.

During 2019, Mr. Willett’s salary remained consistent with 2018 at approximately $375,000. Ms. DiPalma received a salary increase of about 6% to an annual base salary of approximately $260,000 in 2019. Effective May 3, 2019, our Senior Vice President and Chief Financial Officer, John Curran, resigned from the company, and the Board appointed Ms. MacDonald as “principal financial officer” and “principal accounting officer” while the company conducted a search for a new CFO. Ms. MacDonald’s 2019 annual base salary was approximately $237,000. Consistent with prior years, Dr. Shillman elected to forgo his annual salary for 2019 and, as requested by him, we donated this amount to a public charity.

Annual Company Bonuses

The Compensation/Stock Option Committee views annual company bonuses as a way to reward employees for meeting individual and company performance objectives. Cognex employees, including our named executive officers, are eligible to participate in the performance-based annual company bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual company bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year.

The annual company bonus plan is designed to be variable. In order for any employee to be eligible for an annual company bonus, Cognex must first achieve financial goals set forth in the annual budget related to budgeted non-GAAP consolidated operating income as a percentage of revenue (we refer to this metric as “operating margin”). Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually.

The Compensation/Stock Option Committee determined that operating margin is an appropriate metric for our bonus plan because the Committee believes employee performance is integral in achieving desired levels of company profitability. Non-GAAP operating income as used in the calculation of operating margin for purposes of our bonus program is calculated by adjusting our operating income as determined in accordance with generally accepted accounting principles (GAAP) for certain items including expense related to stock options and other equity-based awards and foreign currency gains or losses.

In order for any cash bonus to be paid to an employee, a minimum level of operating margin for the company must be achieved. Once the minimum level has been achieved, each employee’s eligible bonus is calculated as follows:

•

If the actual operating margin is above the minimum level but below the operating margin target in the annual budget, each employee is eligible to receive up to a pro-rata portion of his or her target bonus;

•	If the actual operating margin is equal to the operating margin target in the annual budget, each employee is eligible to receive up to 100% of his or her target bonus; and

•

If the actual operating margin is above the operating margin target in the annual budget, all “exempt” employees are eligible to receive an additional amount depending upon his or her grade level up to a maximum level approved by the Compensation/Stock Option Committee. The payout is scaled in such a way that this additional amount is funded by a portion of the incremental operating income above Cognex’s operating margin target. (“Exempt” employees are those employees who receive an annual salary and are exempt from certain wage and hour laws.)

The Compensation/Stock Option Committee approves the target bonus for each employee at the vice president level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company performance in excess of the operating margin target. The target bonus amount is based upon a percentage of base salary with the percentage based upon the individual’s level of responsibility. Individual performance goals are established annually and generally relate to near-term strategic, financial and operational performance that supports the company’s business objectives. A weighting is assigned to each individual performance goal. For fiscal year 2019:

•

The target bonus for Dr. Robert J. Shillman, our Executive Chairman, was $100,000, with the opportunity to earn 0-250% of this amount based on company performance and the achievement of individual performance goals;

•

The target bonus for Robert J. Willett, our President and Chief Executive Officer, was $243,750, with the opportunity to earn 0-350% of this amount based on company performance and the achievement of individual performance goals;

•

The target bonus for Sheila M. DiPalma, our Senior Vice President of Employee Services, was $110,500, with the opportunity to earn 0-175% of this amount based on company performance and the achievement of individual performance goals; and

•

The target bonus for Laura A. MacDonald, our Vice President and Corporate Controller, was $94,800, with the opportunity to earn 0-175% of this amount based on company performance and the achievement of individual performance goals.

Mr. Curran, who resigned as the company’s Senior Vice President and Chief Financial Officer, effective May 3, 2019, had a target bonus of $155,500 and would have been eligible to earn 0-200% of this amount prior to resigning.

The Compensation/Stock Option Committee believes that the payment of an annual company bonus based upon the achievement of company and individual performance goals is an appropriate way to reward our named executive officers for meeting performance objectives while also achieving desired levels of company profitability.

For 2019, the operating margin target was consistent with our long-term financial model of 30% of revenue or greater. The actual consolidated operating margin achieved for bonus purposes, however, was 26.4%, which was below the minimum level. As a result, no employee, including our named executive officers, received a bonus under the annual company bonus plan for fiscal year 2019.

Equity-Based Awards

Cognex’s equity award program is intended to reward the majority of our eligible exempt employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee believes that granting stock options and restricted stock units is instrumental in our ability to recruit, retain and motivate our high caliber employees.

The Compensation/Stock Option Committee approves the options granted to our named executive officers on an individual basis. Our Chief Executive Officer has been delegated the authority to approve stock options and other equity-based awards to our non-executive employees not to exceed 80,000 shares to any one individual in the aggregate per calendar year.

Each year, the Compensation/Stock Option Committee determines the equity-based awards to be granted to current employees in the form of annual grants by considering, among other factors, the impact of the awards on shareholder dilution. We have always been, and will continue to be, sensitive to shareholders’ concerns about the increase in the number of outstanding shares caused by new grants. In that regard, we have kept our yearly grants relatively flat over the past ten years. In 2019, our equity-based awards consisted of only 1.82% of the average outstanding shares in 2019. We have also reduced share dilution by repurchasing Cognex stock on the open market during that period. As a result, the number of outstanding shares has decreased by about 1% from 2014 to 2019 (disregarding the impact of stock splits effected through the issuance of stock dividends). We intend to continue to actively manage our use of shares each year.

Mr. Willett, Ms. DiPalma and Ms. MacDonald participated in our annual equity-award grants, which were completed in the first quarter of 2019. Mr. Curran also participated, but Mr. Curran forfeited his 2019 grant upon his resignation. The annual grants were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees. Dr. Shillman declined to accept an annual option award when offered by the Compensation/Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees.

Our policy is to grant equity-based awards on certain fixed dates. The annual grants are predetermined to occur each year on the fourth Monday in January of such year. Awards for employees hired or promoted during a month are granted on the last Monday of that month. If any such Monday falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant equity-based awards at such other times as it may otherwise deem appropriate. The exercise price for all stock options granted equals the closing price of our common stock on Nasdaq on the date of grant.

The Compensation/Stock Option Committee believes that the primary purpose of stock option awards is to align employee interests with the interests of our shareholders, and to provide our employees, including our named executive officers, with incentives to increase shareholder value over time. Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in our company. We believe it is appropriate for our Directors and named executive officers to share in this realization of shareholder value.

All stock option agreements covering the unvested options held by our non-employee Directors, Dr. Shillman, and Mr. Alias, and the November 2017 and February 2019 options held by Ms. DiPalma, provide for such options to vest immediately upon a “change of control” of Cognex. All options held by Mr. Willett are subject to immediate vesting if there is both a “change in control” of Cognex and his employment is involuntarily terminated within twelve months following such transaction. In providing for the immediate vesting of options held by Ms. DiPalma, the Compensation/Stock Option Committee noted that, given her role with Cognex, it was unlikely that her employment with Cognex would be continued following a change of control transaction.

We do not have a stock ownership policy for our named executive officers or members of our Board of Directors.

In connection with his departure from Cognex, we entered into a letter agreement with Mr. Curran pursuant to which he received base salary continuation for twelve weeks following his departure, continued health insurance for 18 months (or if earlier, until the date when he commences other employment), and certain outplacement benefits. In addition, options held by Mr. Curran to purchase 50,000 shares of our common stock with exercise prices ranging from $24.86 to $38.39 that were scheduled to vest in accordance with their terms on November 2, 2019, vested instead on May 3, 2019, the date of his departure. The letter agreement included a general release of claims in favor of Cognex. Mr. Curran also remains subject to the terms of his existing employee invention, non-disclosure and non-competition agreement, which includes certain confidentiality, non-competition and non-solicitation covenants.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Anthony Sun, Chairman
Theodor Krantz
Dianne M. Parrotte

EXECUTIVE OFFICERS

Our executive officers as of December 31, 2019 included Dr. Robert J. Shillman, Robert J. Willett, Sheila M. DiPalma and Laura A. MacDonald. Biographical information regarding Dr. Shillman and Mr. Willett is provided in Proposal 1: Election of Directors under the heading “Information Regarding Directors.”

Ms. DiPalma, 53, joined Cognex in 1992 as Senior Reporting Accountant. She served for more than 20 years in a series of increasingly responsible roles in the Finance Department, including six years as Cognex Treasurer, before transitioning to Employee Services in 2016. Ms. DiPalma was promoted to Senior Vice President of Employee Services and became a named executive officer in 2017. Prior to joining Cognex, Ms. DiPalma was a member of the audit firm PricewaterhouseCoopers. She holds a Bachelor of Science degree in Accounting from Boston College, a Master of Science degree in Taxation from Bentley College, and is a Certified Public Accountant.

Ms. MacDonald, 51, has served as Cognex’s Vice President and Corporate Controller since December 2007, and prior to that time, in various roles of increasing responsibility within the Finance Department after joining the company in 1994. Effective May 3, 2019, Cognex’s Board designated Ms. MacDonald as the company’s principal financial officer and principal accounting officer, following the resignation of John Curran as Senior Vice President and Chief Financial Officer of the company. Prior to joining Cognex, Ms. MacDonald was a member of the audit firm PricewaterhouseCoopers, where she practiced as a Certified Public Accountant. She holds a Bachelor of Science degree in Accounting from Providence College and a Master of Business Administration from Babson College.

EXECUTIVE COMPENSATION

Summary Compensation Table—2019

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer and our other executive officers in fiscal years 2017, 2018 and 2019 (who we refer to collectively as the “named executive officers”).

Name and Principal Position	Year	Salary(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(1)	All Other Compensation		Total Compensation
Robert J. Shillman	2019	(3)	$—	(4)	$—	$16,478	(5)	$216,478	(3)
Chairman of the Board	2018	(3)	$—	(4)	(3)	$15,987		$291,910	(3)
and Chief Culture Officer	2017	(3)	$—	(4)	(3)	$15,678		$465,678	(3)
Robert J. Willett	2019	$376,443	$3,406,320		$—	$66,068	(6)	$3,848,831
President and	2018	$376,442	$1,999,980		$176,252	$9,419		$2,562,093
Chief Executive Officer	2017	$375,500	$2,693,925		$788,259	$8,893		$3,866,577
John J. Curran (7)	2019	$105,442	$1,135,440		$—	$92,003	(8)	$1,332,885
Former Senior Vice President	2018	$305,548	$1,111,100		$84,659	$9,444		$1,510,751
and Chief Financial Officer	2017	$297,933	$3,319,875		$236,250	$9,342		$3,863,400
Sheila M. DiPalma (9)	2019	$258,462	$1,513,920		$—	$62,167	(10)	$1,834,549
Senior Vice President of	2018	$245,942	$—	(11)	$73,441	$24,420		$343,803
Employee Services	2017	$225,269	$3,151,553		$154,487	$9,180		$3,540,489
Laura A. MacDonald (12)	2019	$236,727	$901,251		$—	$35,531	(13)	$1,173,509
Vice President and
Corporate Controller

(1)

Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years. As further described in this proxy statement’s “Compensation Discussion and Analysis,” for 2019, no employee including our named executive officers received a bonus under the annual company bonus plan.

(2)

Represents the aggregate grant date fair value of options granted to each named executive officer in each year presented but disregarding estimated forfeitures for this purpose. The methodology and assumptions used to calculate the grant date fair value are described in Note 16, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. No stock option grants to a named executive officer were forfeited in 2017 or 2018. In 2019, in connection with his resignation from Cognex, Mr. Curran forfeited options to purchase 385,000 shares of the company’s common stock with exercise prices ranging from $24.86 to $56.44. No other stock option grants to a named executive officer were forfeited in 2019.

(3)

Dr. Shillman elected to forgo his base salary of $200,000 in 2017, 2018 and 2019, and his annual company bonus of $250,000 and $75,923 in 2017 and 2018, respectively. As requested by him, we have donated these amounts to a public charity. Notwithstanding the foregoing, these amounts are included in the amount shown in the “Total Compensation” column.

(4)

Dr. Shillman declined to accept annual option awards for 2017, 2018 and 2019 when offered by the Compensation/ Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees.

(5)	Includes payments for medical benefits as well as life insurance premiums, which all employees are eligible to receive.
(6)

Includes a one-time cash payment of $57,692 representing accrued but unused vacation as of December 31, 2018, which was paid in 2019 following Cognex’s adoption of a new paid time off policy, as well as life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.

(7)

Mr. Curran became Chief Financial Officer of Cognex on February 17, 2017. Upon the mutual agreement of Cognex and Mr. Curran, Mr. Curran resigned from the company effective May 3, 2019. In connection with his resignation, Mr. Curran received his base salary for twelve weeks following his departure, continued health insurance until the date when he commenced other employment, and certain outplacement benefits. In addition, options held by Mr. Curran to purchase 50,000 shares of the company’s common stock with exercise prices ranging from $24.86 to $38.39, that were scheduled to vest in accordance with their terms on November 2, 2019, vested instead on May 3, 2019.
(8)

Includes a one-time cash payment of $87,578 representing Mr. Curran’s twelve-weeks of salary continuation and accrued but unused vacation as of the effective date of Mr. Curran’s resignation, as well as life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.

(9)	Ms. DiPalma was promoted to Senior Vice President of Employee Services and an executive officer of Cognex on October 30, 2017.
(10)

Includes a one-time cash payment of $36,000 representing accrued but unused vacation as of December 31, 2018, which was paid in 2019 following Cognex’s adoption of a new paid time off policy, a $20,000 payment for travel, lodging and entertainment for Ms. DiPalma’s 25-year Perseverance Award, which all Cognex employees and Directors are eligible to receive, as well as life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.

(11)	Ms. DiPalma did not receive a 2018 annual stock option grant because Ms. DiPalma received a special grant at the end of 2017 in connection with her promotion to Senior Vice President.
(12)

Upon the resignation of Mr. Curran, Ms. MacDonald was appointed “principal financial officer” and “principal accounting officer” of Cognex, effective May 3, 2019, while Cognex searched for a new Chief Financial Officer.

(13)

Includes a one-time cash payment of $28,620 representing accrued but unused vacation as of December 31, 2018, which was paid in 2019 following Cognex’s adoption of a new paid time off policy, as well as life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.

Grants of Plan-Based Awards Table—2019

The following table sets forth information regarding non-equity incentive plans and option grants to our named executive officers in fiscal year 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards (Per Share)	Grant Date Fair Value of Option Awards(2)
Robert J. Shillman	—	$0	$100,000	$250,000	—		—	—
Robert J. Willett	—	$0	$243,750	$853,125	—		—	—
	2/19/2019				180,000	(3)	$51.49	$3,406,320
John J. Curran (4)	—	$0	$155,500	$311,000	—		—	—
	2/19/2019				60,000	(3)	$51.49	$1,135,440
Sheila M. DiPalma	—	$0	$110,500	$193,375	—		—	—
	2/19/2019				80,000	(3)	$51.49	$1,513,920
Laura A. MacDonald (5)		$0	$94,800	$165,900
	2/19/2019				37,500	(3)	$51.49	$711,514
	5/1/2019				10,000	(6)	$48.28	$189,737

(1)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, that are payable under Cognex’s annual company bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2019 for each named executive officer (which was $0) is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

The methodology and assumptions used to calculate the grant date fair value of the options granted to each named executive officer in 2019 are described in Note 16, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	This stock option grant has a ten-year term and became exercisable in five equal annual installments on February 19, 2020.
(4)	Mr. Curran resigned from the company effective May 3, 2019. Mr. Curran earned no bonus for 2019 and all 60,000 options to purchase shares of the company’s common stock granted in 2019 were forfeited.
(5)

Upon the resignation of Mr. Curran, Ms. MacDonald was appointed “principal financial officer” and “principal accounting officer” of Cognex, effective May 3, 2019, while Cognex searched for a new Chief Financial Officer.

(6)

In consideration of Ms. MacDonald assuming additional responsibilities following the resignation of Mr. Curran, Ms. MacDonald received a special grant of 10,000 options to purchase shares of the company’s common stock, which option grant has a ten-year term and becomes exercisable in one installment on May 1, 2022.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and stock option awards as well as other benefits which are also available to all Cognex employees generally. These benefits include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, tuition reimbursement, and benefits consistent with our “Work Hard, Play Hard, Move Fast” culture such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

During 2019, Mr. Willett’s salary remained consistent with 2018 at approximately $375,000. Ms. DiPalma received a salary increase of about 6% to an annual base salary of approximately $260,000 in 2019. Effective May 3, 2019, our Senior Vice President and Chief Financial Officer, John Curran, resigned from the company, and the Board appointed Ms. MacDonald as “principal financial officer” and “principal accounting officer” while the company conducted a search for a new CFO. Ms. MacDonald’s 2019 annual base salary was approximately $237,000. Consistent with prior years, Dr. Shillman elected to forgo his annual salary for 2019 and, as requested by him, we donated this amount to a public charity.

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual company bonus program that is based first on the achievement of the consolidated financial goal set forth in Cognex’s annual budget related to non-GAAP operating income as a percentage of revenue (we refer to this metric as “operating margin”), and then on the achievement of individual performance goals, which are also established annually. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. For 2019, the target bonus for Dr. Shillman was $100,000, with the opportunity to earn 0-250% of this amount; the target bonus for Mr. Willett was $243,750, with the opportunity to earn 0-350% of this amount; the target bonus for Ms. DiPalma was $110,500, with the opportunity to earn 0-175% of this amount; and the target bonus for Ms. MacDonald was $94,800, with the opportunity to earn 0-175% of this amount. Prior to his resignation, Mr. Curran’s target bonus was $155,500, with the opportunity to earn 0-175% of this amount.

Cognex’s actual consolidated operating margin for 2019 bonus purposes was 26.4%, which was below the minimum percentage as determined by the Board. As a result, no employee, including our named executive officers, received a bonus under the annual company bonus plan for fiscal year 2019.

During 2019, Mr. Willett, Ms. DiPalma and Ms. MacDonald participated in our annual equity-award grants, which were completed in the first quarter of 2019. Mr. Curran also participated, but Mr. Curran forfeited his 2019 grant upon his resignation. The annual grants were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees. Dr. Shillman declined to accept an annual option award when offered by the Compensation/Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees. A total of 2,989,700 options and 150,800 restricted stock units were granted to Cognex employees in fiscal year 2019.

In addition, during 2019, Cognex adopted a new paid-time-off policy, which resulted in one-time cash payments being made to Mr. Willett, Ms. DiPalma and Ms. MacDonald representing accrued but unused vacation as of December 31, 2018.

Option Exercises and Stock Vested Table—2019

The following table sets forth the amounts realized in fiscal year 2019 by our named executive officers as a result of option exercises.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Robert J. Shillman	—	$—
Robert J. Willett	660,000	$21,266,253
John J. Curran (2)	100,000	$1,554,889
Sheila M. DiPalma	79,500	$2,125,889
Laura A. MacDonald	24,000	$737,374

(1)

The value realized on exercise represents the difference between the exercise price of the stock option and the trading price of our common stock on Nasdaq upon exercise of the stock option, multiplied by the number of shares underlying the option exercised.

(2)	Mr. Curran resigned from the company effective May 3, 2019.

Table of Outstanding Equity Awards at Fiscal Year-End—2019

The following table sets forth the number of options to purchase shares of our common stock held by our named executive officers at December 31, 2019 (Mr. Curran, who resigned from the company effective May 3, 2019, and Dr. Shillman are not listed because they did not hold any unexercised options on December 31, 2019).

Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Foot Note
Robert J. Willett	400,000	—	$20.20	11/3/2024	1
	—	400,000	$20.20	11/3/2024	2
	135,000	45,000	$16.72	2/12/2026	3
	90,000	90,000	$38.39	2/21/2027	4
	18,000	72,000	$56.44	2/20/2028	5
	—	180,000	$51.49	2/19/2029	6
Sheila M. DiPalma	8,500	—	$10.53	2/13/2023	7
	7,500	—	$16.99	5/2/2024	8
	—	10,000	$16.72	2/12/2026	3
	—	5,000	$20.12	5/4/2026	9
	—	25,000	$38.39	2/21/2027	4
	24,000	36,000	$62.48	11/1/2027	10
	—	40,000	$62.48	11/1/2027	11
	—	80,000	$51.49	2/19/2029	6
Laura A. MacDonald	24,000	12,000	$16.72	2/12/2026	3
	25,000	25,000	$38.39	2/21/2027	4
	5,000	20,000	$56.44	2/20/2028	5
	—	37,500	$51.49	2/19/2029	6
	—	10,000	$48.28	5/1/2029	12

(1)	Option became exercisable in one installment on November 3, 2019.
(2)	Option becomes exercisable in one installment on November 3, 2020.
(3)	Option became exercisable in four equal annual installments beginning on February 12, 2017.
(4)	Option became exercisable in four equal annual installments beginning on February 21, 2018.
(5)	Option became exercisable in five equal annual installments beginning on February 20, 2019.
(6)	Option became exercisable in five equal annual installments beginning on February 19, 2020.
(7)	Option became exercisable in four equal annual installments beginning on February 13, 2014.
(8)	Option became exercisable in four equal annual installments beginning on May 2, 2015.
(9)	Option became exercisable in four equal annual installments beginning on May 4, 2017.
(10)	Option became exercisable in five equal annual installments beginning on November 1, 2018.
(11)	Option becomes exercisable in one installment on November 1, 2022.
(12)	Option becomes exercisable in one installment on May 1, 2022.

EMPLOYMENT AGREEMENT WITH ROBERT J. WILLETT

We entered into an employment agreement with Mr. Willett in June 2008 when he joined our company as Executive Vice President and President of the Modular Vision Systems Division, which entitles him to receive benefits that are available to all Cognex employees generally.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All stock option agreements covering the unvested options held by our non-employee Directors, Dr. Shillman, and Mr. Alias, and the November 2017 and February 2019 options held by Ms. DiPalma, provide for such options to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction.

All stock option agreements covering unvested options held by Mr. Willett provide for any unvested options held by him to become fully vested if the following two conditions are met: 1) there is a “change in control” of Cognex (as defined above) and 2) his employment is involuntarily terminated within twelve months following such transaction. Mr. Willett’s employment will be considered to be involuntarily terminated if Cognex terminates his employment without “cause” or he resigns his employment for “good reason.” “Cause” means his willful and continued failure to perform substantially his duties with Cognex (other than any failure resulting from incapacity due to physical or mental illness), or his willful engagement in illegal conduct or gross misconduct which is materially injurious to Cognex. “Good reason” means a material diminution in his duties or responsibilities (excluding for this purpose any diminution related solely to Cognex ceasing to be a public reporting company), or the requirement to be based at any office or location that is more than 50 miles from his current office.

The following table indicates the amount of unvested shares held by each named executive officer that would have become fully exercisable assuming that with respect to Dr. Shillman’s and Ms. DiPalma’s option grants, a change of control of Cognex occurred at December 31, 2019, and with respect to the options granted to Mr. Willett, the termination of his employment occurred in the circumstances described above at December 31, 2019 following a change of control. These amounts are estimates only and do not necessarily reflect the actual number of shares that would accelerate or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his or her options.

Name	Number of Option Shares That Would Have Accelerated Vesting	Value of Option Shares That Would Have Accelerated Vesting(1)
Robert J. Shillman	—	$—
Robert J. Willett	787,000	$18,512,900
Sheila M. DiPalma	156,000	$364,000
Laura A. MacDonald	—	$—

(1)

Amounts shown in this column are based on the positive difference, if any, between the closing price of our common stock on Nasdaq on December 31, 2019 ($56.04) and the exercise prices for such options.

On April 1, 2019, we and Mr. Curran mutually agreed that Mr. Curran would resign from the company, effective May 3, 2019. In connection with his departure, we entered into a letter agreement with Mr. Curran pursuant to which he received total payments and benefits of approximately $948,328, which consisted primarily of accelerated vesting of stock option awards of $869,750 (consisting of options to purchase 50,000 shares of our common stock multiplied by the difference between the closing price of our common stock on the date of his departure of $49.02 and the applicable exercise price for such option), as well as base salary continuation for twelve weeks following his departure in the total amount of $71,769 and continued health insurance benefits of $6,809. These option awards were otherwise scheduled to vest in accordance with their terms on November 2, 2019.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert J. Willett, our President and Chief Executive Officer. For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $72,959; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $3,848,831.

Based on this information, for 2019, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 53 to 1.

We believe our CEO Pay Ratio for 2019 demonstrates our pay-for-performance philosophy. Our compensation program consists of both fixed and variable components, and is designed to motivate all employees to produce superior short- and long-term corporate performance. The approximate ratio of our CEO’s salary to the salary of our median employee was a relatively low 5 to 1 because the fixed portion of our CEO’s compensation was set below the 50th percentile of his position per the Radford’s Global Technology Survey. Given our CEO’s level of responsibility, experience and potential, the Compensation/Stock Option Committee awards him a mix of compensation with a higher variable component (i.e., annual company bonus and stock option awards) that is based upon individual, company and stock price performance. As a result, a substantial percentage of our CEO’s total compensation is at risk every year, providing him with greater incentive to increase shareholder value and improve corporate performance over the long term.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

•

We selected October 2, 2019, which is within the last three months of 2019, as the date upon which we would identify the median employee to allow sufficient time to identify the median employee given the global scope of our operations.

•

We determined that, as of October 2, 2019, our employee population consisted of approximately 2,273 individuals working for Cognex and its consolidated subsidiaries, with approximately 44% of these individuals located in the United States, 30% in Asia and 26% in Europe. This population consisted of our full-time, part-time and temporary employees. We do not have seasonal employees, and we excluded independent contractors.

•	To identify the median employee from our employee population, we examined the annual base salary, annual bonus target and annual sales commissions for 2019 for all full-time, part-time and temporary employees employed by Cognex and its consolidated subsidiaries at the start of business on October 2, 2019. We believe these pay elements are appropriate because it was impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce, and the actual achievement of the variable portion of compensation can vary widely from year to year.

•	No adjustments were made for cost-of-living differences.

•	An average 2019 U.S. dollar exchange rate was applied to compensation reported in a foreign currency.

All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $72,959.

•

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement under the heading “Executive Compensation”.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (Grant Thornton) as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ending December 31, 2020. Grant Thornton has served as Cognex’s independent registered public accounting firm since 2007. Although ratification by shareholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Grant Thornton is expected to be present at our 2020 Annual Meeting of Shareholders, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

Fees Paid to Independent Registered Public Accounting Firm and Other Matters

The aggregate fees charged or expected to be charged by Grant Thornton and its affiliates for services rendered during 2018 and 2019 are as follows:

Type of Fee	2019	2018
Audit Fees	$1,360,991	$1,347,141
Audit-Related Fees	$25,000	$10,400
Tax Fees	$—	$—
All Other Fees	$—	$—

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K; the review of the financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or our company’s internal control over financial reporting. Audit-related fees for 2019 include services rendered in connection with a preferability letter due to an accounting policy change and audit-related fees for 2018 include services rendered in connection with the filing of a Form S-8 Registration Statement.

Tax Fees. These are fees for tax compliance, planning and preparation, and tax consulting and advice.

All Other Fees. These are fees for any service not included in the first three categories.

Audit Committee’s Pre-Approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•

the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of fees paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•

those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee approved all audit and audit-related services provided to Cognex by Grant Thornton during fiscal years 2018 and 2019. There were no non-audit services provided to Cognex by Grant Thornton for fiscal years 2018 and 2019 that required review by the Audit Committee.

PROPOSAL 3: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. At our 2017 Annual Meeting, a majority of votes were cast in favor of holding annual say-on-pay votes. Based on these results, and consistent with the recommendation of the Board of Directors, we will continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of such say-on-pay votes, which we expect will occur at our 2023 Annual Meeting of Shareholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation paid to Cognex’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Total compensation for our named executive officers consists primarily of salary, bonus and stock option awards as well as other benefits which are also available to all Cognex employees generally. Salary and bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards are viewed as a reward for increasing shareholder value and improving corporate performance over the long term. We also believe that stock option awards promote the retention of talented employees. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS “SAY-ON-PAY” PROPOSAL.

The resolution that is the subject of this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board of Directors. However, the Compensation/Stock Option Committee intends to take the results of the vote on this proposal into account when considering future decisions regarding the compensation of our named executive officers.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2019. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton, Cognex’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Theodor Krantz, Chairman
Eugene Banucci
Jerry A. Schneider

SHAREHOLDER PROPOSALS

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2021 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 13, 2020. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our By-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2021 Annual Meeting of Shareholders, notice of them must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation not later than the close of business on January 23, 2021 nor earlier than the close of business on December 24, 2020. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth:

•	Information concerning the shareholder, including his or her name and address;

•	A representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice; and

•	Such other information as would be required to be included in a proxy statement soliciting proxies for the presentation of such matter to the meeting.

Shareholder proposals with respect to the election of Directors must also contain other information set forth in our By-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By Order of the Board of Directors,

Richard A. Morin, Secretary

Natick, Massachusetts

March 13, 2020

Online

Go to www.envisionreports.com/CGNX Or scan the QR code – login details are located in the shaded bar below.

Votes submitted electronically must be received by 1:00 a.m., EDT, on Thursday April 23, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Cognex Corporation

2020 Annual Meeting of Shareholders to be Held on April 23, 2020

You are receiving this notice that the proxy materials for the 2020 Annual Meeting of Shareholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2020 proxy statement, 10-K and annual report to shareholders are available at:

Easy Online Access – View your proxy materials and vote.

Step 1: Go to www.envisionreports.com/CGNX.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selections as instructed on each screen for your delivery preferences.

Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

You will be able to vote electronically until 1:00 a.m. EDT on April 23, 2020.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 13, 2020 to facilitate timely delivery.

0376VB

Cognex Corporation’s 2020 Annual Meeting of Shareholders will be held on Thursday, April 23, 2020 at Cognex Corporation, One Vision Drive, Natick, Massachusetts, at 9:00 a.m., local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	The election of three directors to serve for a term ending in 2023.

Nominees: (01) Patrick A. Alias, (02) Theodor Krantz, and (03) Dianne M. Parrotte.

2.	To ratify the selection of Grant Thornton LLP as Cognex’s independent registered public accounting firm for fiscal year 2020.
3.

To approve, on an advisory basis, the compensation of Cognex’s named executive officers as described in the proxy statement including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say-on-pay”).

4.	The consideration of any other business that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Cognex Corporation 2020 Annual Meeting of Shareholders

DIRECTIONS TO COGNEX CORPORATION

One Vision Drive

Natick, MA 01760

Please note: Guest parking is available in front of the building.

From Boston and Logan Airport:

•	Merge onto Route 90 West (Mass Turnpike) toward Worcester
•	Take Exit 15 (I-95/Route 128) toward Waltham/Dedham
•	Follow “From Route 128 (I-95)”

From Route 128 (I 95):

•	Take Exit 20B (Route 9 West) toward Framingham/Worcester
•	Follow “From Route 9 West”

From Route 495:

•	Take Exit 22 Route 90 East (Mass Turnpike) toward Framingham/Boston
•	Follow “From Route 90 (Mass Turnpike)”

From Route 90 (Mass Turnpike):

•	Take Exit 13 (Natick/Framingham - Route 30)
•	Follow left ramp towards Natick (Route 30 East)
•	Follow signs to Route 9 East
•	Follow “From Route 9 East”

From Route 9 West:

•	Follow Route 9 West
•	Look for an Audi dealership on your right as you head up a hill. At the crest of that hill, Vision Drive is 0.1 miles past Wethersfield Rd. Cognex is on the left of Vision Drive.

From Route 9 East:

•	Follow Route 9 East
•	Make U-turn at the left lane U-turn signal near Natick McDonald’s
•	Follow “From Route 9 West”

Here’s how to order a copy of the proxy materials and select delivery preferences:
Current and future delivery requests can be submitted using the options below.
If you request an email copy, you will receive an email with a link to the current meeting materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.
–	Internet - Go to www.envisionreports.com/CGNX. Click Cast Your Vote or Request Materials.
–	Phone - Call us free of charge at 1-866-641-4276.
–

Email - Send an email to investorvote@computershare.com with “Proxy Materials Cognex Corporation” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 13, 2020.